Exhibit 10.1

Compensation Arrangements with Outside Directors

In September 2012, the Board of Directors and its Compensation Committee conducted their annual review of non-management (outside) director compensation and approved no change in the quarterly retainer, meeting fees or committee chairperson fees. Accordingly, outside directors continue to be paid:

•	a quarterly retainer of $20,000;

•	$2,000 for each in-person Board meeting attended; and

•	$2,000 for each in-person committee meeting attended.

Directors who attend a Board or committee meeting telephonically are paid 75% of the applicable in-person meeting fee.

Chairpersons of the Compensation, Nominating & Governance and Information Technology Oversight Committees are paid an additional annual fee of $13,500. The Audit Committee chairperson is paid an additional annual fee of $22,500. In addition, each outside director who was elected at FedEx’s 2012 annual meeting received a stock option for 4,720 shares of FedEx common stock.